SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 13, 2003

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated Department Stores, Inc. ("Federated") dated August 13, 2003.

Item 12.	Results of Operations and Financial Condition.

On August 13, 2003, Federated issued a press release announcing Federated's results of operations and financial condition for the fiscal quarter ended August 2, 2003. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure designated "cash flows from continuing operations before financing activities." Management believes that cash flow from continuing operations before financing activities is a useful measure in evaluating Federated's ability to generate cash from continuing operating and investing activities. Management believes that excluding cash flows from continuing financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: August 13, 2003	By: /s/ Joel A. Belsky
Name: Joel A. Belsky
Title: Vice President and Controller

Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED 2Q EARNINGS EXCEED EXPECTATIONS

CINCINNATI, OHIO, August 13, 2003 - Federated Department Stores, Inc. today reported diluted earnings per share of 64 cents for the second quarter of 2003, exceeding both the company's original guidance of 50-55 cents a share and its revised guidance of 60-63 cents a share. This compared to diluted earnings from continuing operations of 66 cents a share in the same 13-week period last year.

For the first half of 2003, Federated reported diluted earnings per share of 88 cents, compared to diluted earnings from continuing operations of $1.09 a share in the same period of 2002.

Terry J. Lundgren, Federated's president and chief executive officer, said the company was pleased with its earnings performance in the quarter, driven by an improving sales trend, strong gross margins and tight expense controls.

Operating Income

Federated's operating income totaled $264 million or 7.7 percent of sales for the quarter ended August 2, 2003, compared to operating income of $300 million or 8.6 percent of sales for the same period last year. Operating income in the second quarter this year included $10 million in store closing and consolidation costs.

The company's operating income for the first half of 2003 was $410 million or 6.1 percent of sales, including a total of $18 million in store closing and consolidation costs, compared to $521 million or 7.5 percent of sales in the same period of 2002.

Sales

Sales of $3.434 billion for the second quarter of 2003 were down 1.5 percent from sales of $3.486 billion in the same period last year. On a same-store basis, Federated's second quarter sales were down 1.2 percent.

For the year to date, Federated's sales totaled $6.725 billion, a decrease of 3.1 percent from sales of $6.939 billion in the same period last year. On a same-store basis, Federated's first-half sales were down 3.1 percent.

New stores opened in the second quarter included a Macy's Staten Island furniture gallery in New York; a Bon-Macy's department store at Redmond Town Center, Redmond, WA; a Bon-Macy's furniture gallery in Tacoma, WA; and two Rich's-Macy's furniture galleries, in the Atlanta Town Center and in Augusta, GA.

Cash Flow

Cash flow from continuing operating activities was $719 million in the first half of 2003, compared to $556 million in the same period last year. After first-half continuing investing activities of $181 million this year and $281 million last year, cash flow from continuing operations before financing activities was $538 million compared to $275 million in the same period last year.

The company used $450 million to repay its 8.5 percent Senior Notes and approximately $107 million to repurchase 3 million shares of Federated common stock in the second quarter.

Second Half Expectations

Federated reaffirmed its earnings expectations for the remainder of fiscal 2003 at $2.40 - $2.50 a share. By quarter, the company's guidance is for earnings per share of 25-30 cents in the third quarter and $2.15 - $2.20 for the fourth quarter.

Federated anticipates same-store sales for both the third and fourth quarters to be down 1 percent to up 1 percent.

Capital expenditures for 2003 now are anticipated to be $600-$625 million, a reduction from original estimates of $650 million for the year.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.4 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, The Bon-Macy's, Burdines, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words "expect," "plan," "think," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather.

# # #

(NOTE: Additional information on Federated is available on the Internet at www.fds.com. A live webcast of the second quarter earnings call with analysts can be accessed through the Federated website, beginning at 10:30 a.m. ET. Pre-registration is requested. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2003	2002	2003	2002

Net sales	$ 3,434	$ 3,486	$ 6,725	$ 6,939

Cost of sales (Note 2)	2,025	2,051	4,027	4,129

Percent to sales	59.0%	58.8%	59.9%	59.5%

Gross margin	1,409	1,435	2,698	2,810

Percent to sales	41.0%	41.2%	40.1%	40.5%

Selling, general and administrative expenses (Note 3)	1,145	1,135	2,288	2,289

Percent to sales	33.3%	32.6%	34.0%	33.0%

Operating income	264	300	410	521

Percent to sales	7.7%	8.6%	6.1%	7.5%

Interest expense - net	(65)	(78)	(135)	(152)

Income from continuing operations before income taxes	199	222	275	369

Federal, state and local income tax expense	(79)	(89)	(109)	(147)

Income from continuing operations	120	133	166	222

FEDERATED DEPARTMENT STORES

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		26 Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2003	2002	2003	2002

Income on disposal of discontinued operations, net of tax effect (Note 4)	-	149	-	149
Net Income	$ 120	$ 282	$ 166	$ 371

Basic Earnings per Share:
Income from continuing operations	$ .65	$ .66	$ .89	$ 1.10
Income from discontinued operations	-	.74	-	.74
Net income	$ .65	$ 1.40	$ .89	$ 1.84

Diluted Earnings per Share:
Income from continuing operations	$ .64	$ .66	$ .88	$ 1.09
Income from discontinued operations	-	.73	-	.73
Net income	$ .64	$ 1.39	$ .88	$ 1.82

Average common shares:
Basic	185.6	201.5	187.4	201.6
Diluted	187.2	203.5	188.3	203.7

Depreciation and amortization expense	$ 173	$ 168	$ 353	$ 333

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)

Because of the seasonal nature of the retail business, the results of operations for the 13 and 26 weeks ended August 2, 2003 and August 3, 2002 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)

Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 26 weeks ended August 2, 2003 or August 3, 2002.

(3)

Includes costs and expenses related to the Rich's-Macy's consolidation and other announced store closings of $10 million, or $.03 per diluted share, for the 13 weeks ended August 2, 2003 and $18 million, or $.06 per diluted share, for the 26 weeks ended August 2, 2003.

(4)

During July 2002, Federated completed the sale of Fingerhut's core catalog accounts receivable portfolio, with the buyer assuming $450 million of receivables-backed debt and the sale of various Fingerhut assets, including two distribution centers, the corporate headquarters, a data center, existing inventory, the Fingerhut name, customer lists and other miscellaneous property and equipment. Proceeds from these sales and collections on customer accounts receivable prior to the sale, net of operating expenses, exceeded the amount estimated to be received through wind-down of the portfolio and liquidation of the assets, resulting in an adjustment to the loss on disposal of discontinued operations totaling $236 million of income before income taxes.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	August 2,	February 1,	August 3,
	2003	2003	2002
ASSETS:
Current Assets:
Cash	$ 564	$ 716	$ 1,398
Accounts receivable	2,836	2,945	2,676
Merchandise inventories	3,439	3,359	3,657
Supplies and prepaid expenses	115	124	135
Deferred income tax assets	13	10	16
Assets of discontinued operations	-	-	593
Total Current Assets	6,967	7,154	8,475

Property and Equipment - net	6,200	6,379	6,389
Goodwill	262	262	305
Other Intangible Assets - net	378	378	378
Other Assets	269	268	544

Total Assets	$14,076	$14,441	$16,091

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 749	$ 946	$ 1,919
Accounts payable and accrued liabilities	2,678	2,584	2,731
Income taxes	121	71	42
Liabilities of discontinued operations	-	-	322
Total current liabilities	3,548	3,601	5,014

Long-Term Debt	3,154	3,408	3,402
Deferred Income Taxes	1,026	998	1,299
Other Liabilities	641	672	551
Shareholders' Equity	5,707	5,762	5,825

Total Liabilities and Shareholders' Equity	$14,076	$14,441	$16,091

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)
(millions)

	26 Weeks Ended August 2, 2003	26 Weeks Ended August 3, 2002
Cash flows from continuing operating activities:
Net income	$ 166	$ 371
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	-	(149)
Depreciation and amortization	351	331
Amortization of financing costs	1	4
Amortization of unearned restricted stock	2	2
Changes in assets and liabilities:
Decrease in accounts receivable	113	308
Increase in merchandise inventories	(80)	(281)
(Increase) decrease in supplies and prepaid expenses	9	(11)
Increase in other assets not separately identified	(1)	(27)
Increase in accounts payable and accrued liabilities not separately identified	110	75
Increase (decrease) in current income taxes	50	(15)
Increase (decrease) in deferred income taxes	25	(41)
Decrease in other liabilities not separately identified	(27)	(11)
Net cash provided by continuing operating activities	719	556

Cash flows from continuing investing activities:
Purchase of property and equipment	(156)	(219)
Capitalized software	(27)	(23)
Increase in note receivable	-	(39)
Disposition of property and equipment	2	-
Net cash used by continuing investing activities	(181)	(281)

Cash flows from continuing financing activities:
Debt issued	6	-
Debt repaid	(454)	(35)
Dividends paid Increase (decrease) in outstanding checks	(23) (18)	- 13
Acquisition of treasury stock	(227)	(139)
Issuance of common stock	26	26
Net cash used by continuing financing activities	(690)	(135)

Net cash provided (used) by continuing operations	(152)	140
Net cash provided by discontinued operations	-	622
Net increase (decrease) in cash	(152)	762
Cash at beginning of period	716	636

Cash at end of period	$ 564	$ 1,398